                                                                    Exhibit 4.14

                                                              2005 SERIES A NOTE

IF AND TO THE EXTENT THAT THIS NOTE CONSTITUTES A SECURITY, THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS AND HAVE BEEN TAKEN FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF. IF AND TO THE EXTENT THAT THIS NOTE CONSTITUTES A SECURITY, THE SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION AND QUALIFICATION WITHOUT AN OPINION OF COUNSEL FOR THE HOLDER THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.

             AMENDED AND RESTATED SENIOR CONVERTIBLE PROMISSORY NOTE

                                                              New York, New York
$752,148                                                        January 29, 2005

     1. Principal and Interest.

          (a) Omrix Biopharmaceuticals, Inc. (the "Company"), a Delaware corporation, for value received, hereby promises indefeasibly to pay to the order of Philippe Romagnoli or holder (the "Holder") in lawful money of the United States at the address of the Holder set forth below or such other address as the Holder may specify by written notice, the principal amount of Seven Hundred Fifty-Two Thousand One Hundred Forty Eight Dollars exactly ($752,148), together with interest at ten percent (10%) per annum, compounded annually, until the maturity of this Note, whether as scheduled or by acceleration or otherwise, and, thereafter, at the lesser of (i) fifteen percent (15%) per annum, and (ii) the maximum legal rate of interest that may be charged at any time on such debt. All computations of interest shall be made on the basis of a 365-day year for actual days elapsed.

          (b) This Note is one of two series of notes constituting senior unsecured obligations of the company being issued by the Company to the Holder and certain other holders (collectively with the Holder, the "Aggregate Holders") in the aggregate principal amount of $1,966,950. The first series of notes (of which this Note is the sole Note) in the aggregate principal amount of $752,148 (the "2005 Series A Note") is being issued by the Company to the Holder as an amendment and restatement of that certain note issued by the Company on September 20, 2002 in the face amount of $500,000 (the "2001 Senior Note") to the Holder. The second series of notes in the aggregate principal amount $1,214,802 (the "2005 Series B Notes") is being issued to the Aggregate Holders as an amendment and restatement of those certain notes issued by the Company on September 20, 2002 in the aggregate face amount of $982,500 (the "2002 Senior Notes") to the Aggregate Holders. The Holder, as holder of the 2001 Senior Note, agrees that (i) such amendment and restatement is in lieu of, and by its acceptance of this Note agrees to forego, any and all interest to which such holder was entitled under terms of the 2001 Senior Note and to forgo any conversion right or privilege to which the Holder was or could have been entitled under the terms of the 2001 Senior Note, and (ii) the security interest granted by the company to secure the 2001 Senior Notes and the 2002 Senior Notes has been terminated.

          (c) The principal of and accrued interest on this Note shall be due and payable on the earlier to occur of (i) December 30, 2007 (the "Stated Maturity Date"), or (ii) acceleration of this Note following an Event of Default (as defined below). The Company may prepay this Note at any time, in whole or in part, at 100% of the principal amount so prepaid, together with a prepayment premium equal to fifty per cent of the principal amount prepaid plus accrued interest at the date of prepayment. The Holder of this Note may demand the repayment of this Note, together with a prepayment premium equal to fifty per cent of the principal amount prepaid plus accrued interest at the date of prepayment, upon the occurrence of a Change in Control. As used in this Note, "Change of Control" means (y) the consummation of any transaction or series of related transactions that results in the holders of record of the Company's capital stock immediately prior to the transaction or transactions holding less than fifty percent (50%) of the voting power of the Company immediately after the transaction or transactions, including the acquisition of the Company by another entity and any reorganization, merger, consolidation or share exchange, or which results in the sale of all or substantially all of the assets of the Company or (z) the consummation of an underwritten public offering of the Company's capital stock (an "IPO"). "Change of Control" does not include a financing in which the Company issues shares of its capital stock (or securities convertible into or exercisable for shares of any of its capital stock) and existing investors of the Company, including the Company's note holders retain 50% ownership or more of the Company on an as converted fully diluted basis. For purposes of the subsection (c), if the consideration payable to the Company or its stockholders in connection with a Change of Control shall consist, in whole or in part, of securities or other property other than cash, the payment required by this subsection in connection with such Change of Control may, at the option of the Company, be made to the Holder in the form of such securities or other property, valued at the same value attributed to such securities or other property in connection with the Change of Control transaction.

          (d) The Company shall deliver to the Holder a notice at least 20 days prior to any Change of Control describing in reasonable detail all material terms of such Change of Control.

          (e) Upon payment in full or conversion in accordance with this Note of all principal, interest and other amounts payable in connection with the Note, the Note shall be surrendered to the Company for cancellation.

          (f) The Company shall make all payments due hereunder at the Holder's address set forth on the books and records of the Company, or such other place as the Holder may designate by written notice to the Company. Each payment shall be applied to such indebtedness as Holder may direct in its discretion.

          (g) All payments under this Note shall be made unconditionally, indefeasibly and in full without deduction, setoff, recoupment, counterclaim, or other defense, all of which are hereby waived to the maximum extent permitted by applicable law. If the Company or any of its affiliates have any claim, recoupment, setoff, defense or other right to the contrary, the Company shall notify Holder in writing immediately, and the Company represents and warrants that it presently has no such claims, recoupments, setoffs, defenses or other such rights.


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

          (h) The Company also waives presentment, protest, presentation of the Note and any other condition precedent to payment to the Holder.

          (i) The Company shall pay all amounts due free and clear of and without reduction or deduction for or on account of any present or future taxes, levies, charges, imports, duties, assessments, withholding or other governmental obligations, exclusive of any taxes based upon the income of the Holder (collectively called "Taxes"), and the Company shall increase such amounts paid to the Holder as needed in order to satisfy its obligations to Holder net of any Taxes. The Company shall indemnify Holder against and hold Holder harmless from any Taxes or any obligation of Holder to withhold or turn over any amount for or on account of any Taxes and any right of any holder of any indebtedness which is not asserted by written notice to the Holder, and on account of any costs or liabilities associated therewith. By its acceptance of this Note, Holder covenants and agrees with the Company that it will report or declare any Taxes paid by the Company on behalf of the Holder pursuant to this subsection (i) as having been paid by the Holder and will use any credit or deduction in respect of such Tax payment to reduce or offset its liability for Taxes in the jurisdiction in which it is a resident or domiciliary for Tax purposes, and will pay over to the Company any resulting net Tax savings attributable to such payment of Taxes by the Company.

     2. Event of Default and Acceleration.

          (a) The occurrence of any of the following shall constitute an "Event of Default" hereunder:

               (i) The Company shall fail to observe or perform any covenant or agreement of the Company set forth in this Note.

               (ii) Any representation or warranty made by or on behalf of the Company in this Note or in any instrument or document furnished to Holder in connection herewith shall prove to be false or misleading in any material respect as of the most recent date such representation or warranty was made, except to the extent any such representation or warranty expressly relates to an earlier date.

               (iii) The Company or any of its subsidiaries at any time shall be in default (as principal or guarantor or other surety) in the payment of any principal of or premium or interest on any indebtedness for borrowed money in excess of $200,000 beyond the grace period, if any, applicable thereto, except any such default (A) as is being contested in good faith (and, if necessary, by appropriate proceedings) by the Company or the relevant subsidiary, provided that if required by generally accepted accounting principles the Company or such subsidiary shall have set aside on its books a sufficient reserve with respect to such indebtedness, or (B) where the failure to pay such indebtedness when due and any such related default would not have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of the Company and its subsidiaries.

               (iv) The Company or any of its subsidiaries shall (A) generally not be paying its debts as they become due, (B) file, or consent, by answer or otherwise, to the filing against it of a petition for relief or reorganization or arrangement or any other petition in bankruptcy or insolvency under the laws of any jurisdiction, (C) make an assignment for the benefit of creditors, (D) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers for it or for any substantial part of its property, or (E) be adjudicated insolvent.

               (v) Any court of competent jurisdiction shall enter an order appointing, without consent of the Company or any of its subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its subsidiaries or any petition for any such relief shall be filed against it and such petition shall not be dismissed or stayed within 60 days.

               (vi) There shall be entered against the Company or any of its subsidiaries one or more judgments, awards or decrees, or orders of attachment, garnishment or any other writ, which exceed $200,000 (including the amount of any self-retention and standard deductibles with respect to any of the foregoing otherwise covered by insurance) in the aggregate at any one time outstanding, excluding judgments, awards, decrees, orders or writs (A) for which there is full insurance (subject to self-retention and standard deductibles) and with respect to which the insurer has assumed responsibility in writing, (B) for which there is full indemnification (upon terms and by creditworthy indemnitors which are reasonably satisfactory to the Holder of this Note) or (C) which have been in force for less than the applicable period for filing an appeal so long as execution has not been levied thereunder or in respect of which the Company or any of its subsidiaries shall at the time in good faith be prosecuting an appeal or proceeding for review and in respect of which a stay of execution or appropriate appeal bond shall have been obtained pending such appeal or review.

               (vii) If the Company shall deny or disaffirm its obligations hereunder or fail to make any payment required hereunder when due.

          (b) Acceleration.

               (i) If an Event of Default occurs and is continuing, the Holder may declare the principal amount of this Note, and all accrued and unpaid interest thereon, to be due and payable immediately and, upon such declaration, the Company shall be immediately obligated to pay to the Holder cash in an amount equal to the outstanding principal amount of this Note plus accrued and unpaid interest through the date payment is received by the Holder.

               (ii) Notwithstanding anything to the contrary in this Note, if an Event of Default arises under subsections (a)(iv) and (a)(v) of this Section 2, the entire principal amount of this Note plus accrued and unpaid interest thereon shall automatically become due and payable in full without the necessity for any declaration or other act on the part of the Holder and the Company shall be immediately obligated to pay to the Holder cash in an amount equal to the outstanding principal amount plus accrued and unpaid interest through the date payment is received by the Holder.


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

               (iii) If an Event of Default occurs and is continuing, the Holder may pursue any available remedy to collect the payment of principal of or interest on this Note or to enforce the performance of any provision of this Note. A delay or omission by the Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

     3. Restriction on Debt. Without the written consent of the holders of a majority in aggregate principal amount of the 2005 Series A Notes and the 2005 Series B Notes acting as a single series of Notes, the Company will not, after November 30, 2004, incur, assume, guarantee or become liable, with respect for any indebtedness for borrowed money senior to this Note and owed to banks or other financial institutions in an aggregate principal amount excess of $5,000,000 ("Additional Financial Debt"). The preceding shall not preclude or prohibit amendment, renewals, modifications or refundings of any indebtedness, including Additional Financial Debt, in connection with a refinancing thereof, provided that the aggregate amount of such indebtedness for borrowed money is not increased beyond the principal amount thereof at the time of such amendment, renewal, modification or refunding. By its receipt and acceptance of this Note, the Holder agrees that such consent will not be unreasonably withheld. The Company and the Holder, by its acceptance of this Note, acknowledge and agree that the obligations of the Company under this Note are equal in priority to the obligations of the Company under the 2005 Series B Notes. For the avoidance of doubt the Company agrees that the 2005 Series A Note and the 2005 Series B Notes will not be made junior to any additional indebtedness of the Company for borrowed money, other than the then permitted Additional Financial Debt, without the written consent of the holders of a majority in aggregate principal amount of the 2005 Series A Note and the 2005 Series B Notes acting as a single series of Notes.

     4. Representations and Warranties. The Company hereby represents and warrants to the Holder as follows: (a) the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into and perform its obligations under this Note; and (b) the execution and delivery of this Note by the Company, and performance of the Company's obligations hereunder, have been duly and validly authorized by all necessary corporate action (provided, however, that the issuance of the securities to be issued upon conversion of this Note may require additional action by the Company's directors and stockholders (including such action as may be required to authorize any "Financing (as described in Section 5, below) as a result of which this Note will become convertible) and an applicable and valid filing with the Secretary of State of Delaware) and, upon such issuance (and such additional director action and such filing with the Secretary of State of Delaware), such securities will be validly issued, fully paid, and nonassessable.

     Information rights. The holders of a majority in aggregate principal amount of the 2005 Series A Note and the 2005 Series B Notes acting as a single series of Notes, will appoint a representative holder to which the company will submit it's quarterly and year end financial statements, together with a report on the status of the Additional Financial Debt as of the date of such report.


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

     5. Conversion.

          (a) Optional Conversion. At the sole election of the Holder and without creating any subordination or any rights whatsoever in favor of any holder of any other indebtedness or any other person, all or any part of the outstanding principal balance of this Note and all or any part of the interest accrued and unpaid thereon and other amounts owing hereunder may be converted at any time after notice by the Holder upon the closing (evidenced by the execution of a purchase agreement or similar commitment of the Company to issue its securities) of the Next Financing (as defined below) by the Company into the securities (the "Securities") issued in the Next Financing at a conversion price equal to the lower of (i) eighty percent (80%) of the purchase price paid for the Securities by the investors in the Next Financing and (ii) $2.25 per Security, and with the same rights, preferences, privileges and restrictions as the Securities issued in the Next Financing. A "Next Financing" is the issuance by the Company, in a single transaction or series of related transactions after the date of this Note, of shares of (i) the Company's Common Stock or warrants for Common Stock, or (ii) shares or warrants for shares, of any other class or series of capital stock of the Company, by whatever name called, in which the aggregate gross proceeds to the Company from one or more persons or entities not "Stockholders" of the Company or "Affiliates" of such Stockholders (as each such term is defined in the Stockholders' Agreement of the Company entered into in connection with its Plan of Recapitalization at or about the time of issuance of this Note) are at least $10,000,000, but excluding a Change of Control. To the extent that this Note is not converted in accordance with this Section, upon the closing of the Next Financing (evidenced by the execution of a purchase agreement or similar commitment of the Company to issue its securities), the conversion privilege provided by this Section 5 shall terminate and be of no further force and effect.

          (b) Notice of Next Financing. The Company shall deliver to the Holder a notice at least 20 days prior to any Next Financing describing in reasonable detail all material terms of such Next Financing.

          (c) Mechanics of Conversion. Upon the Holder's election to convert this Note, the specified part of the outstanding principal, accrued interest of the Note shall be converted without any further action by the Holder and whether or not the Note is surrendered to the Company or its transfer agent. The Company shall not be obligated to issue certificates evidencing the shares of the securities issuable upon conversion unless such Note is either delivered to the Company or its transfer agent (in exchange for a replacement Note from the Company to the extent that conversion leaves some indebtedness unpaid), or the Holder notifies the Company or its transfer agent that such Note has been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such Note. The Company shall, as soon as practicable after such delivery, or such agreement and indemnification, issue and deliver at such office to such holder of such Note, a certificate or certificates for the number of securities to which the Holder shall be entitled and a check payable to the Holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of the securities. Such conversion (at the Holder's option) shall be deemed to have been made immediately prior to the closing of the Next Financing. The person or persons entitled to receive the securities issuable upon such conversion shall be treated for all purposes as the record holder or holders of such securities on such date.

     6. Representations and Warranties of the Holder.

          (a) Investment. The Holder is acquiring this Note, and the securities into which this Note may be converted, for his, her or its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and such Holder has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof. Such Holder is an "accredited investor" as defined in Rule 501(a) under the Securities Act of 1933, as amended.

          (b) Authority. The Holder has full power and authority to enter into and to perform this Note in accordance with their terms. If the Holder is a corporation, limited liability company, partnership or trust, it represents that it has not been organized, reorganized or recapitalized specifically for the purpose of investing in the Company.

          (c) Experience. The Holder acknowledges that he, she or it has made detailed inquiry concerning the Company, its business and its personnel; the officers of the Company have made available to such Holder any and all written information which he, she or it has requested and have answered to such Holder's satisfaction all inquiries made by such Holder; and such Holder has sufficient knowledge and experience in finance and business that he, she or it is capable of evaluating the risks and merits of his, her or its investment in the Company and such Holder is able financially to bear the risks thereof.

     7. Attorneys Fees. If the indebtedness represented by this Note or any part thereof or any right of the Holder is collected or otherwise sought to be enforced in bankruptcy, receivership or other judicial proceedings or if the Holder of this Note engages attorneys for collection of this Note after default, the Company agrees to pay, in addition to the principal and interest payable hereunder, reasonable attorneys' fees and costs incurred by the Holder at any time.

     8. Notices. All notices and other communications required or permitted hereunder shall be in writing and may be delivered in person or by facsimile, electronic mail, or overnight courier, addressed (a) if to the Holder, at the address for payments referred to in Section 1(f), or at such other address as such Holder shall have furnished to the Company in writing, or (b) if to the Company, to its address set forth on the signature page of this Note and addressed to the attention of the Secretary, or at such other address as the Company shall have furnished to the Holder with a copy to Charles F. Niemeth, Esq., O'Melveny & Myers LLP, Times Square Tower, 7 Times Square, New York, NY 10036, facsimile number (212) 326-2061. All such notices and other communications shall be deemed given upon personal delivery, upon confirmation of facsimile transfer or upon confirmation of electronic mail transmission or upon delivery by courier.

     9. Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of New York without reference to principles of conflict of law or choice of laws, including the Uniform Commercial Code (the "UCC").

     10. No Personal Liability of Officers or Directors. In no event shall any officer or director of the Company be personally liable on this full recourse Note of the Company for any amount due hereunder.

     11. Severability. If any provision of this Note shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Note, and this Note shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

     12. WAIVER OF JURY TRIAL. EACH OF THE HOLDER AND THE COMPANY WAIVE ANY AND ALL RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY DISPUTE, CLAIM, OR CAUSE OF ACTION, DIRECTLY OR INDIRECTLY, BASED UPON, ARISING OUT OF, RELATED TO, OR AFFECTING THE NOTE, ANY OF THE RIGHTS, INTERESTS OR REMEDIES OF ANY PARTY WITH RESPECT TO THIS NOTE, OR ANY RELATED TRANSACTION OR ACTION OR OMISSION, INCLUDING WITH RESPECT TO ANY LITIGATION OF ANY ALLEGATION OF ANY BREACH OF CONTRACT, TORT, WRONG OR EQUITABLE RIGHT OR REMEDY OF ANY KIND, AND ANY AND ALL SUCH DISPUTES, CLAIMS OR CAUSES OF ACTION SHALL BE RESOLVED BY A COURT WITHOUT A JURY.

OMRIX BIOPHARMACEUTICALS, INC.


By: /s/ Authorized Officer
    ---------------------------------
Name: Authorized Officer
      -------------------------------
Title: Authorized Officer
       ------------------------------

Address: [__________________________]

[___________________________________]

Agreed and accepted as of the date at the top of this Note:

[___________________________________]


By: /s/ Philippe Romagnoli
    ---------------------------------
Its:
     --------------------------------


By:     Philippe Romagnoli
    ---------------------------------

                                   SCHEDULE A

Listed below is information related to documents that are substantially identical except for the details set forth below:

   Amended and Restated Senior Convertible 2005 Series B Note Promissory Notes

               Registered Noteholder              Nominal amount
               ---------------------              --------------
                    Kaplong SA                        123,644
                   Simebelux SA                       247,288
                Philippe Romagnoli                    154,555
                Emmanuel Van Thillo                    68,004
                   Bio Invest BV                      472,938
                     Soltex SA                        148,373